Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Form S-8 No. 333-195784) pertaining to the K2M Group Holdings, Inc. 2014 Omnibus Incentive Plan, the K2M Group Holdings, Inc. 2014 Employee Stock Purchase Plan and the K2M Group Holdings, Inc. 2010 Equity Award Plan of K2M Group Holdings, Inc.,

(2)	Registration Statement (Form S-3 No. 333-204604) pertaining to K2M Group Holdings, Inc. common stock, and

(3)	Registration Statement (Form S-8 No. 333-212208) pertaining to the K2M Group Holdings, Inc. 2016 Omnibus Incentive Plan.

of our report dated March 3, 2016, with respect to the consolidated financial statements of K2M Group Holdings, Inc. included in this Annual Report (Form 10-K) of K2M Group Holdings, Inc. for the year ended December 31, 2016.

/s/ Ernst & Young LLP

McLean, Virginia
March 7, 2017